Exhibit 99.1
SELECTICA RECEIVES NASDAQ NOTICE REGARDING DELAYED FILING OF FORM 10-K
FOR FISCAL YEAR ENDED MARCH 31, 2007
San Jose, Calif. — June 22, 2007 — Selectica (NASDAQ: SLTC) today announced that, on June 19, 2007, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that Selectica is not in compliance with the continued listing requirements of Nasdaq’s Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq regulations because of the Company’s failure to timely file with the Securities and Exchange Commission (the “SEC”) its annual report on Form 10-K for the fiscal year ended March 31, 2007. Selectica had previously announced that it is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company had not timely filed its quarterly report on Form 10-Q for the fiscal quarters ended September 30, 2006 and December 31, 2006.
The notice received from Nasdaq on June 19, 2007 indicated that the Company’s failure to timely file with the SEC its annual report on Form 10-K for the fiscal year ended March 31, 2007 serves as an additional basis for delisting the Company’s securities from Nasdaq. The Nasdaq Listing Qualifications Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Market. Pursuant to Marketplace Rule 4804(c), Selectica can present its views with respect to this additional deficiency to the Panel in writing no later than June 26, 2007.
The Company’s common stock currently remains listed on Nasdaq.
As previously announced, Selectica’s Board of Directors has formed a Special Committee to conduct a voluntarily review of its historical stock option grants. As a result of this ongoing review of stock option granting practices, the Company has delayed filing its quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2006 and December 31, 2006, and its annual report on Form 10-K for the fiscal year ended March 31, 2007. The Company intends to file such quarterly and annual reports on Form 10-Q and Form 10-K, respectively, with the SEC as soon as possible after the completion of the independent review of past stock option granting practices.
Summary of Previous Nasdaq Communications
As previously announced, on November 14, 2006, the Company received a notice from Nasdaq that it is not in compliance with Nasdaq’s marketplace rules, which could result in delisting from

Selectica

Nasdaq. At the Company’s request, a hearing before the Panel for continued listing on Nasdaq was held on January 18, 2007.
On February 8, 2007, the Panel notified the Company that it had decided to continue listing the Company’s shares through May 9, 2007 provided that the Company satisfied certain conditions by then, including the filing of its Form 10-Q for the quarter ended September 30, 2006 and any required restatements. The Panel further notified the Company that trading of the Company’s shares on Nasdaq would be suspended effective May 10, 2007 if these conditions were not satisfied.
On March 23, 2007, the Company received a letter from Nasdaq, stating that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) had determined to (i) review the February 8, 2007 decision of the Panel regarding the Company and (ii) stay, at that time, the Panel’s decision to suspend trading of the Company’s shares on Nasdaq, pending further action by the Listing Council.
On April 30, 2007, the Company provided the Panel with an update regarding the status of its investigation into its historical stock option granting practices. On May 4, 2007, the Company received a letter from the Panel stating that the Panel had determined to delist the Company’s shares from Nasdaq, pursuant to its obligations under Nasdaq Marketplace Rule 4802(b) and its prior decision dated February 8, 2007, but that the Listing Council had stayed any future decisions by the Panel to suspend the Company’s shares pending further action by the Listing Council.
On June 1, 2007, the Company provided the Listing Council with supplemental information regarding the status of its investigation. As a result, the Listing Council’s determination to stay the Panel’s decision to suspend trading in the Company’s shares on Nasdaq continues in effect, pending further action by the Listing Council.
While there can be no assurance that the Company will become compliant with Nasdaq requirements that it file its periodic reports and restatement before the Listing Council takes any action lifting the stay, the Company continues to work diligently to do so.
About Selectica, Inc.
Selectica (NasdaqGM:SLTC — News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing

Selectica

innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Contact:	Tony Rossi, Financial Relations Board for Selectica
310-854-8317, trossi@financialrelationsboard.com
Forward Looking Statements
     The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with business partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the Company’s inability to file periodic reports in accordance with the Securities Exchange Act of 1934, (v) the inability of the Company to avoid delisting from The Nasdaq Stock Market due to non-compliance with Marketplace rules, (vi) potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
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